EXHIBIT 99.1

RESIGNATION

TO:	Board of Directors
FALCON NATURAL GAS CORP.

Gentlemen:

I, Massimiliano Pozzoni, hereby tender my resignation as a member of the Board of Directors and as Vice President of Business Development, Chief Financial and Chief Accounting Officer, Secretary and Treasurer of the Corporation, to be effective immediately.

Dated: January 18, 2007	/s/ Massimiliano Pozzoni
Massimiliano Pozzoni